CODE OF BUSINESS CONDUCT AND ETHICS

Brookfield Asset Management Inc.
And Wholly-Owned Subsidiary Companies
May 2006

CODE OF BUSINESS CONDUCT AND ETHICS

CODE OF BUSINESS CONDUCT AND ETHICS
To all Directors, Officers and Employees of Brookfield Asset Management Inc.
This Code of Business Conduct and Ethics (the “Code”) applies to the directors, officers and employees of Brookfield Asset Management Inc. and its wholly owned subsidiaries (collectively, “we”, “us”, “our” or the “company”).
It has always been our policy that all of our activities should be conducted with the highest standards of honesty and integrity and in compliance with all legal and regulatory requirements. In varying degrees, as a director, officer or employee of Brookfield Asset Management Inc., you represent the company in your dealings with others, whether they be other employees, customers, suppliers, competitors, governments or the general public.
We expect each of you as directors, officers (including the Chief Executive Officer and Chief Financial Officer) and employees to conduct your dealings on behalf of the company in accordance with this policy. So that there can be no doubt as to what is expected of each of you in this regard, the Board of Directors of the company (the “Board”) has endorsed this Code, which is to be followed by each of our directors, officers and employees.
SUMMARY OF THE CODE
As a director, officer or employee, when acting on behalf of the company you are expected to:
1.	Protect the company’s assets, and use them properly and with care for the benefit of the company, and not for personal use.

2.	Use email, the internet, telephone and other forms of communication provided by the company appropriately, which means primarily for business-related purposes.

3.	Not speak on behalf of the company unless authorized to do so.

4.	Avoid situations in which your personal interests conflict or might conflict with the interests of the company.

5.	Obtain permission before joining the board of directors of another company.

6.	Not take personal opportunities discovered by using property of the company or in your role with the company.

7.	Protect the confidentiality of the company’s “non-public information”.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics

8.	Help ensure that the company’s books and records are complete and accurate.

9.	Help ensure that the company provides accurate and fair public disclosure.

10.	Investigate and report any accounting, auditing or disclosure concerns.

11.	Be committed to the prevention of workplace discrimination and harassment.

12.	Be committed to ensuring the health and safety of fellow employees, officers and directors.

13.	Know and comply with all laws, rules and regulations applicable to your position.

14.	Not trade in the company securities or any other company’s securities if you possess material “non-public information”.

15.	Deal fairly with the company’s customers, suppliers and competitors.

16.	Not offer expensive gifts or other benefits to persons, including public officials and political parties, that might influence or be perceived as influencing a business decision.

17.	Not accept expensive gifts or other benefits from persons doing or seeking to do business with the company.
EXPLANATION OF THE CODE
The Code prescribes the minimum moral and ethical standards of conduct required of all the company’s directors, officers and employees. Violations of the Code can have severe consequences and will result in the appropriate discipline being taken, up to and including discharge where warranted by the circumstances.
An explanation of each of the rules is set forth below. If you have questions regarding the application of any rule or about the best course of action in a particular situation, you should seek guidance from your supervisor. The Chief Executive Officer as well as senior financial officers and the company’s directors should seek guidance from the company’s Chairman who shall consult, as appropriate, with the Chairperson of the company’s Governance and Nominating Committee.
Business Ethics and Practices
Protecting the Company’s Assets and Resources
Company assets are to be used only for the purposes of fulfilling your corporate responsibilities.
The company’s assets are meant for business use, not for personal use. We all have a responsibility to protect and safeguard the company’s assets from loss, theft, misuse and waste. The company’s property should never be used for personal gain, and you should not allow the company’s property to be used for illegal activities. If you become aware of theft, misuse or

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics

waste of our assets or funds or have any questions about your proper use of them, you should speak with your supervisor. However, if you feel uncomfortable approaching your supervisor with your concern, you may contact the company’s Chief Internal Auditor.
Misappropriation of the company’s assets is a breach of your duty to the company and may be an act of fraud against the company. Taking the company’s property from our facilities without permission is regarded as theft and could result in dismissal. In addition, carelessness or waste of the company’s assets may also be a breach of your duty to the company and could result in dismissal.
The company’s assets include all memos, notes, lists, records and other documents (and copies of each of these) that you make or compile relating to the company’s business. All of these are to be delivered to the company promptly after your employment ceases, or at any time that the company requests.
Policy Regarding E-Mail, the Internet, Telephones and Other Forms of Communication
Use the company’s various forms of communication properly and appropriately.
We provide our employees with access to e-mail, the internet, telephones and other forms of communication for business purposes, and while we understand the need for limited and occasional use of these tools for personal purposes, this use should not be excessive or cause detriment to the company. Internet use must be conducted in a professional manner. For example, accessing internet sites containing obscene or offensive material, or sending e-mails that are derogatory or harassing to another person or group of people or chain e-mails, is inappropriate. In addition, employees must be vigilant to ensure that the network security is maintained.
Responding to Media, Public and Other Inquiries and Other Public Forums for Disclosure
As a public company it is important to ensure our communications to the investing public are: a) timely and factual; and b) consistent and broadly disseminated in accordance with all applicable legal and regulatory requirements.
When we provide information on the company’s operational strategies, financial results or other material information, we must ensure the information is accurate and that it is an appropriate time to “go public” with that information. These are legal obligations governed by securities regulators and stock exchanges in Canada and the U.S. and there are serious consequences for improper disclosure.
As a result, there are significant implications for how we respond to enquiries from the media, financial analysts, securities regulators or stock exchanges and how we present the company publicly at events and conferences. Our Corporate Disclosure Policy provides detailed guidelines for communicating with the public and is available on our website at: www.brookfield.com, under About Us / Corporate Governance. Below are specific disclosure rules that all employees are expected to follow.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics

Material information
Employees may be in possession of material information relating to the business and affairs of the company that would reasonably be expected to result in a significant change in the market price or value of the company’s securities, or that would reasonably be expected to have significant influence on a reasonable investor’s investment decisions. Quarterly and annual financial information, significant acquisitions and dispositions, changes in business and operations are examples of material information. Employees are prohibited from disclosing any material information outside the company. Particular care should be taken in responding to enquiries from outside the company, speaking in public or communicating in other public forums to ensure that material information is not selectively disclosed, as outlined below.
Employees who become aware of information or company developments that appear to be material must immediately disclose that information to their immediate supervisor or the head of the business unit, who will in turn notify a member of our Corporate Disclosure Committee. In addition, if previously undisclosed material information has been inadvertently disclosed to an analyst or any other person not bound by an express confidentiality obligation, this information must be broadly disclosed via a press release. In this situation, employees should advise their immediate supervisor or head the business unit. Appendix A of the company’s Corporate Disclosure Policy sets out a detailed list of what constitutes material information.
Media, financial, regulatory and stock exchange enquiries
Do not speak on behalf of the company unless authorized to do so. We have professionals who are trained and qualified as spokespersons to release information to the public. If you receive a request from outside the company for material information, and you are not authorized to speak on behalf of the company, refer it to the head of your business unit or forward the request to the Senior Vice President, Investor Relations and Communications.
Participation in conferences and industry events
Employees who participate as speakers at conferences, industry events and other public forums must exercise extreme caution to ensure that what they present or say in response to questions is not material or selective disclosure. Approval for speaking engagements should be sought from your unit head prior to participating in a conference or other industry event. If previously undisclosed material information has been inadvertently disclosed in a public forum, this information must be broadly disclosed immediately via a press release. Contact the SVP, Investor Relations and Communications or head of your business unit, who will in turn notify our Corporate Disclosure Committee to issue a press release.
Chat rooms
Employees are prohibited from participating in investment-related chat rooms and other chat rooms in which the company and its business are or could be topics of conversation

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics

Conflicts of Interest
Avoid situations in which your personal interests conflict, might conflict or might appear to conflict with the interests of the company.
As an employee, officer or a director, we expect that you will act honestly and ethically and in the best interests of the company by avoiding conflicts of interest in your personal and professional relationships. While we respect your right to manage your personal affairs and investments and we do not wish to intrude on your personal life, the company employees should place the company’s interest in any business transaction ahead of any personal interest or gain.
As an employee, officer or director, you may have a conflict of interest if you are involved in any activity that prevents you from performing your duties to the company properly, or that may create a situation that would affect your judgment or ability to act in the best interests of the company. For example, no employee should have a significant interest in a business that supplies goods or services to, or secures goods or services from, the company, without receiving approval of his or her supervisor. Directors should look to the Charter of Director Expectations for guidance on potential conflict of interest situations.
To avoid conflicts of interest, you should identify potential conflicts when they arise and notify your supervisor if you are unsure whether a relationship or transaction poses a conflict or appears to pose a conflict. Your supervisor will be able to clear or resolve certain conflicts, or will be able to contact someone else who can. Directors should consult with the Chairman of the Board.
Board Seats on Other Companies
If you are an officer or employee of the company, obtain permission before you join the board of directors of another company.
Serving as a director of another company, even one in which the company has an interest, may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, may also create a conflict.
Before accepting an appointment to the board or a committee of any organization whose interests may conflict with the company’s interests, employees must receive written approval from the company’s Chairman.
Employees are permitted, however, to serve on boards of charities or non-profit organizations or in private family businesses that have no relation to the company and its businesses. Prior approval is not required for these types of situations. If you hold a position with a charity or non-profit organization and if you speak publicly for the entity, you should ensure that you are seen as speaking on behalf of the entity or as an individual, and not on behalf of the company.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics

Corporate Opportunities
Do not take personal opportunities that are discovered through the use of property or information of the company or through your role with the company.
As an employee, officer or director, you are prohibited from taking for yourself opportunities that you discover through the use of the company’s property, information or position; from using company property, information or position for personal gain; and from competing with the company. Employees, officers and directors owe a duty to the company to advance its legitimate interests when the opportunity arises.
Confidential Information
Protect the confidentiality of “non-public information” concerning the company.
“Non-public information” is information that is not generally available to the investing public through a press release, disclosure to shareholders or widely reported media coverage. The circulation of rumors, or “talk on the street”, even if accurate, is not considered public disclosure. The most common example of “material non-public information” is information about earnings or financial performance that has not yet been publicly disclosed.
Except where it is authorized or legally required, all directors, officers and employees must keep confidential, and not use for themselves or other persons including relatives or friends, all information concerning the company or its business that is not generally available to the investing public.
Information is considered to be public if it has been disclosed in an annual report, annual information form, management information circular, press release or interim report. The obligation to keep certain information confidential applies both during appointment or employment with the company, and after termination of appointment, or employment, including on retirement.
Please also refer to the guidelines for responding to enquiries and participating in public forums, set out on page 3 of this Code.
Protect the confidentiality of “non-public information” about customers and others.
We also respect confidentiality of information regarding other companies. If you learn of confidential information about another company in the course of your position, you should protect it the same way that you would protect confidential information about our company. Data protection and privacy laws that affect the collection, use and transfer of personal customer information are rapidly changing areas of law, and you should consult with your supervisor if you have any questions regarding appropriate uses of customer information.
Disclosure of confidential information can be harmful to the company and could be the basis for legal action against the company and/or the employee, officer or director responsible for the disclosure. For more information, you should refer to the company’s Corporate Disclosure Policy.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics

Accuracy of Books and Records
Ensure that the books and records of the company are complete and accurate.
The books and records of the company must reflect in reasonable detail all its transactions in a timely and accurate manner in order to, among other things, permit the preparation of accurate financial statements in accordance with generally accepted accounting principles. All assets and liabilities of the company must be recorded as necessary to maintain accountability for them.
All business transactions must be properly authorized. All transactions must be supported by accurate documentation in reasonable detail and recorded properly. The recorded value for assets must be compared to the existing assets at reasonable intervals and appropriate action taken with respect to any differences.
No information may be concealed from the auditors, the internal audit function, the Audit Committee or the Board.
In addition, it is unlawful to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant who is auditing our financial statements.
Accounting, Auditing or Disclosure Concerns
Provide accurate and fair public disclosure.
We are required to provide full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to the Ontario Securities Commission (OSC) and other Canadian securities regulators, the United States Securities and Exchange Commission (SEC), the Toronto Stock Exchange (TSX) and the New York Stock Exchange (NYSE), as well as in other public communications made by the company. All employees who are responsible for the preparation of the company’s public disclosures, or who provide information as part of the process, have a responsibility to ensure that disclosures and information are made honestly, accurately and in compliance with the company’s disclosure controls and procedures.
We all have a responsibility to submit good faith questions and concerns regarding accounting, auditing or disclosure matters. Complaints and concerns related to such matters include, among others, actions involving:
a)	fraud or deliberate errors in the preparation, maintenance, evaluation, review or audit of any financial statement or financial record;

b)	deficiencies in, or noncompliance with, internal accounting controls;

c)	misrepresentation or false statements to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports; or

d)	deviations from full and fair reporting of the company’s financial condition.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics

Work Environment
Discrimination and Harassment-Free Environment
The company has zero tolerance for workplace discrimination and harassment, and all directors, officers and employees must be committed to preventing an inhospitable work environment.
All directors, officers and employees must ensure that the company is a safe and respectful environment, free of discrimination and harassment where high value is placed on equity, fairness and dignity. Harassment on the basis of race, gender, sexual orientation, colour, national or ethnic origin, religion, marital status, family status, citizenship status, veteran status, age or disability is prohibited. Harassment generally means offensive verbal or physical conduct that singles out a person to the detriment or objection of that person. Harassment covers a wide range of conduct, from direct requests of a sexual nature to insults, offensive jokes or slurs, which results in an inhospitable work environment. Harassment may occur in a variety of ways and may, in some circumstances, be unintentional. Regardless of intent, such conduct is not acceptable and may also constitute a violation of human rights legislation.
No officer or employee may harass another employee, customer, vendor, supplier, visitor or any other person on the company’s premises or while doing its business regardless of location.
Safe Working Conditions
We are committed to ensuring the health and safety of our employees.
We all have the right to work in an environment that is safe and healthy. In this regard, we must:
a)	comply strictly with the letter and spirit of applicable occupational, health and safety laws and the public policies they represent;

b)	follow work instructions or procedures on health and safety laws;

c)	not engage in illegal or dangerous behaviors; and

d)	not possess or use weapons or firearms or any type of combustible materials in the company’s facilities or at the company-sponsored functions unless you are authorized by the company or the law to do so.
The company has zero tolerance for acts of violence, threats of violence, acts of intimidation and hostility towards another person or group of persons. Promptly report to your supervisor or in accordance with the Reports and Complaints section of this Code, any accident, injury or unsafe equipment, practices or conditions, violent behavior or weapons possession.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics

Legal and Regulatory Compliance
Compliance with Laws, Rules and Regulations
Know and comply with all laws, rules and regulations applicable to your position.
Many of the company’s activities are subject to complex and changing laws, rules and regulations. Ignorance of the law is not, in general, a defense to an action for contravention. We expect directors, officers and employees to make every reasonable effort to become familiar with laws, rules and regulations affecting their activities and to exert due diligence in complying with these laws, rules and regulations and, to ensure that those individuals reporting to them are also aware of these laws, rules and regulations. Our objective is to restrict willful or negligent violations of these laws, rules and regulations.
We will make information concerning applicable laws, rules and regulations available to directors, officers and employees. If you have any doubts as to the applicability of any law, you should refer the matter to your supervisor who may obtain advice from the company’s General Counsel.
The company’s policy is to meet or exceed all applicable governmental requirements regarding its activities. As an employee, you must be aware of the applicable governmental requirements and report any violations thereof to your supervisors or in accordance with the Reports and Complaints section of this Code. Similarly, no employee, officer or director may enter into any arrangement contrary to applicable requirements or laws.
Securities Laws and Insider Trading
Do not trade in the company securities if you possess material “non-public information”. If you have material information about a company with which the company does business that is not known to the investing public, you should not buy or sell securities of that company until after the information has become public.
Information about the company is “material”:
a)	if publicly known, results in or would reasonably be expected to result in a significant change in the market price or value of any the company securities; or

b)	if there is a substantial likelihood that a reasonable shareholder or investor would consider it important in making a decision to buy, sell or hold the company securities.
If you are not sure whether information is material or “non-public”, consult with the company’s General Counsel for guidance before engaging in any transaction in the company securities.
You are also prohibited from disclosing material “non-public information” about the company to other people, such as relatives or friends, who may trade on the basis of the information. Securities laws also prohibit trades made on the basis of these “tips”. In addition, you should avoid trading in puts and calls relating to the company securities.
For more information on insider trading, please refer to the company’s Corporate Disclosure Policy and Personal Trading Policy, copies of which are available from the Corporate Secretary.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics

Fair Dealing
Deal fairly with the company’s customers, suppliers and competition.
You must endeavour to deal fairly with securityholders, the company’s customers, suppliers, competitors and employees, and should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.
Gifts to Persons
Use your best judgment in giving and receiving gifts.
Directors, officers and employees should not offer expensive gifts or other benefits to persons, including public officials and political parties, that might influence or be perceived as influencing a business decision.
Employees whose duties permit them to do so, such as employees in marketing, may offer modest gifts, entertainment or other benefits to persons who have a business relationship with the company. The benefits must be given in accordance with generally accepted ethical business practices. For example, it is acceptable to take a customer to dinner but it is not acceptable to give a customer cash.
Any donation or benefit to a public official or political party must be in accordance with the company’s Code. We encourage you to become involved in political activity acting on your own behalf, but not as a representative of the company.
Gifts from Persons
Directors, officers and employees must not accept expensive gifts or other benefits from persons doing or seeking to do business with the company.
As a director, officer or employee, you cannot solicit, encourage or receive bribes or other payment, contribution, gift or favor that could influence your or another’s decision. It is acceptable to accept modest gifts, entertainment or other benefits from persons doing or seeking to do business with the company, provided the benefits are given in accordance with generally accepted business practices.
For example, a pair of tickets to a baseball game may be accepted from a supplier. However, it is not appropriate to accept a trip from a supplier, unless there is a specific business purpose and the trip has been approved by the head of the employee’s department.
For more information on gifts, please refer to the company’s Gifts and Entertainment Policy, a copy of which is available from the Corporate Secretary.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics

Compliance With the Code
Statement of Compliance
Each director, officer and employee of the company will be provided with a copy of the Code and will be required to sign an acknowledgement in the form of the Statement of Compliance, included with and forming part of this Code as Appendix A. This Statement of Compliance is considered to also apply to the company’s Corporate Disclosure Policy and other policies referenced in this Code.
The Code is intended to serve as a guide for your own actions and decisions and for those of your co-workers.
Reports And Complaints
As an employee, if you believe that a violation of the Code or any law, rule or regulation has been or is likely to be committed by you or someone else who is a representative of the company, you have an obligation to promptly report the relevant information to your supervisor, since your supervisor will generally be in the best position to resolve the issue. However, if you feel uncomfortable approaching your supervisor with your concern, or if you have any specific or general questions, you may contact the company’s Chief Internal Auditor.
If you believe it is inappropriate to raise your complaint or report of a violation with either your supervisor or the Chief Internal Auditor, you can write to the Chairperson of the Audit Committee (for issues related to accounting controls, auditing or disclosure) or the Chairperson of the Governance and Nominating Committee (for all other types of issues such as harassment or discrimination, misuse of the internet, conflicts of interest or inappropriate gift giving or receiving).
Directors should promptly report violations to the Chairperson of the Board, or to the relevant committee Chairperson, as set out on page 13 of this Code.
Directors, officers and employees can raise concerns either orally or in writing, except that reports to the Chairpersons of the Board and its committees can only be made in writing.
If you are not comfortable with any of the above options, you can also call the Brookfield Asset Management Ethics Hotline at 1-800-665-0831 (in North America).
Our Ethics Hotline is managed by an independent third party called the Network and provides an 800 number which any employee can call anonymously to report suspected unethical, illegal or unsafe behaviour. The Ethics Hotline is available toll-free, 24 hours a day, 7 days a week.
The most important thing to remember when dealing with these types of questions or concerns is: When in doubt, ask.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics

Treatment of Reports and Complaints
Confidentiality of reported violations will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review and subject to law. You may make a report anonymously, in which case you should write a letter and include as specific details as possible, including back-up documentation where feasible, in order to permit adequate investigation of the concern or conduct reported. Vague, non-specific or unsupported allegations are inherently more difficult to pursue.
The party receiving the complaint must make a record of its receipt, document how the situation was dealt with and file a report with the company’s Chief Internal Auditor. The Chief Internal Auditor will retain all such reports, but will also maintain a separate log that will track the receipt, investigation and resolution of reported complaints specifically related to accounting controls, auditing and disclosure matters. Based on this log, the Chief Internal Auditor will periodically compile a comprehensive summary of all of these types of complaints and the corrective actions taken and will bring the summary to the attention of the Chairperson of the Audit Committee for his or her review, since the Chairperson of the Audit Committee is ultimately responsible for the company’s compliance with the accounting, auditing and disclosure-related aspects of the Code.
The Chief Internal Auditor will bring any other complaints or reported violations that are not related to accounting controls, auditing or disclosure but are significant to the attention of the Chairperson of the Governance and Nominating Committee.
Retaliation is prohibited. We want you to know that we will not discharge, demote or suspend you if you, in good faith, bring forward concerns about actual or potential violations of laws, rules or regulations, or the Code. However, we reserve the right to discipline you if you make an accusation without a reasonable, good faith belief in the truth and accuracy of the information or if you knowingly provide or make false information or accusations. “Good faith” does not mean that you have to be right — but it does mean that you must believe you are providing truthful information.
If you believe that you have been unfairly or unlawfully retaliated against, you may file a complaint with your supervisor or the company’s Chief Internal Auditor. If you are a director, an executive officer or an employee and you believe your complaint concerning retaliations cannot be appropriately addressed by your supervisor or the Chief Internal Auditor, you should file a report with the Chairperson of the Governance and Nominating Committee.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics
Internal Contact Information

Governance and
	Nominating Committee	Audit Committee
Chief Internal Auditor	Chairperson	Chairperson

Mr. Rui Senos	Mr. Roy MacLaren	Dr. Jack Mintz
Brookfield Asset	425 Russell Hill Road	C.D. Howe Institute
Management Inc.	Toronto, Ontario	67 Yonge Street, Suite 300
Corporate Audit Services	M5P 2S4	Toronto, Ontario
39 Wynford Drive		M5E 1J8
Don Mills, Ontario
M3C 3K5

Telephone: 416-510-5825	Telephone: 416-932-9255	Telephone: 416-865-1904

(until June 30, 2006)
Disciplinary Action for Code Violations
We will impose discipline for each Code violation that fits the nature and particular facts of the violation. If you fail to comply with laws or regulations governing the company’s businesses, this Code or any other the company policy or requirement, you may be disciplined up to and including immediate termination, and if warranted, legal proceedings may be brought against you.
Waivers
Waivers of the Code for employees may be granted only in writing by the company’s Chief Internal Auditor. Any waiver of the Code for the company executive officers or directors may only be made in writing by the Board or the Governance and Nominating Committee and will be promptly disclosed to shareholders to the extent required by law, regulation or stock exchange requirement.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics
LEGAL NOTICE
This Code serves as a reference to you. The company reserves the right to modify, suspend or revoke this Code and any and all policies, procedures, and programs in whole or in part, at any time. the company also reserves the right to interpret and amend this Code and these policies in its sole discretion as it deems appropriate. Any amendments to the Code will be disclosed and reported as required by law.
Neither this Code, these policies nor any statements made by any employee of the company, whether oral or written, confer any rights, privileges or benefits on any employee, create an entitlement to continued employment at the company, establish conditions of employment, or create an express or implied employment contract of any kind between employees and the company. In addition, all employees should understand that this Code does not modify their employment relationship, whether at will or governed by a written contract.
This Code is also posted on our web site, www.brookfield.com under About Us / Corporate Governance. The version of the Code on our web site may be more current and up-to-date and supersedes any paper copies, should there be any discrepancy between paper copies and what is posted online.

Brookfield Asset Management Inc.	Code of Business Conduct and Ethics
Appendix A
CODE OF BUSINESS CONDUCT AND ETHICS
STATEMENT OF COMPLIANCE

All directors, officers and employees must complete this Statement of Compliance.
I have reviewed and am familiar with Code of Business Conduct and Ethics (the “Code”) of Brookfield Asset Management Inc. (the “company”) for directors, officers and employees.
I hereby agree to comply with the Code, including its provisions for non-disclosure of information both during and after appointment or employment.
To the best of my knowledge, I am not involved in any situation that conflicts or might appear to conflict with the Code.
I also agree to notify my supervisor, the Chief Internal Auditor of the company, or in the case of directors, the Chairperson of the Board, immediately of any change that might adversely affect my compliance with the Code.

Name:
(Please print)

Company:

Position Title:

Branch/Department:

Location:

Date:
	(mm/dd/yy)	(Signature)